Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated November 24, 2015, with respect to the consolidated financial statements of Zimbra, Inc. and subsidiaries included in the Current Report of Synacor, Inc. on Form 8-K filed on November 25, 2015, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use or our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Dallas, Texas

November 14, 2016